KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internet www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Miramar Mining Corporation

We consent to the use of the following report included in this annual report on Form 40-F/A of Miramar Mining Corporation:

1.

Auditors’ Report to the Shareholders of Miramar Mining Corporation dated February 25, 2005, with respect to the consolidated balance sheets as at December 31, 2004 and 2003 and the consolidated statements of operations and deficit and cash flows for the years then ended.

We also consent to the incorporation by reference of such report in the Registration Statement (No. 33-92742) on Form S-8 of Miramar Mining Corporation.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

July 15, 2005

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.